SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 0-11413

                          MERIDIAN INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

                           2955 North Meridian Street
                          Indianapolis, Indiana 46208
                                  317-931-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Shares
          (Title of each class of securities covered by the Form)

                                     None
(Title of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [ X ]       Rule 12h-3(b)(1)(ii)  [   ]
               Rule 12g-4(a)(1)(ii)[   ]       Rule 12h-3(b)(2)(i)   [   ]
               Rule 12g-4(a)(2)(i) [   ]       Rule 12h-3(b)(2)(ii)  [   ]
               Rule 12g-4(a)(2)(ii)[   ]       Rule 15d-6            [   ]
               Rule 12h-3(b)(1)(i) [ X ]

     Approximate number of holders of record as of the certification or notice date: one

     Pursuant to the requirements of the Securities Exchange Act of 1934 Meridian Insurance Group, Inc. has caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date:  June 14, 2001              By:  /s/ Susan Bowron-White
                                       Susan Bowron-White
                                       Assistant Secretary